EXHIBIT 99.2

                       CONWELL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN

      STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                   December 31, 1999 and 1998


                                         1999            1998
                                         -----           -----

Money market fund                     $  14,366       $  24,880
Frozen Food Express Industries, Inc.
  Common Stock                          369,625         818,370
Due from related trust                   30,107          97,283
Employer Receivable                      15,736             159
Other Receivable
                                             75               0
                                        -------         -------
   Total assets                         429,909         940,692
                                        -------         -------
Less:
Benefits payable                        129,521         196,792
Trustee payable                           3,481               0
                                        -------         -------
   Net assets available for plan       $296,907        $743,900
      benefits                          =======         =======


     See accompanying notes and report of independent public
                          accountants.




                       CONWELL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN

 STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

          Years Ended December 31, 1999, 1998 and 1997

                                 1999         1998         1997
                                 -----        -----        -----
Investment income:
  Dividend income            $   9,292    $  13,096    $  15,072
  Interest income                  699          593        1,678
                              --------      -------     --------
                                 9,991       13,689       16,750

Net unrealized depreciation
  in market value of
  Investments                 (430,493)    (122,284)     (16,495)
(Loss) gain realized on
  sale of stock                (10,396)     (11,212)       1,436
Recordkeeping fees              (3,481)           0            0
                             ---------     ---------    --------
                              (434,379)    (119,807)       1,691

(Decrease) increase in fair
  market value of plan
  benefits payable to
  Participants                 (12,614)      21,139     (125,881)
                              --------      -------      -------
     Net decrease             (446,993)     (98,668)    (124,190)

Net assets available for
  plan benefits at
  beginning of year            743,900      842,568      966,758
                              --------     --------     --------
Net assets available for
  plan benefits at
  end of year                $ 296,907    $ 743,900    $ 842,568
                              ========     ========     ========


     See accompanying notes and report of independent public
                          accountants.




                       CONWELL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN

                  NOTES TO FINANCIAL STATEMENTS

                        December 31, 1999

1.Description of the Plan
   ------------------------
  The Conwell Corporation Employee Stock Ownership Plan (the "Conwell Plan") is a defined contribution plan designed to provide retirement income to employees of Conwell Corporation (the "Employer") in compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"). The Conwell Plan is designed to invest primarily in Common Stock of Frozen Food Express Industries, Inc. ("FFEX"), the parent corporation of the Employer. Participants should refer to the Conwell Plan agreement for a more complete description of the Conwell Plan's provisions.

  Contributions - Contributions by the Employer are at the discretion of its Board of Directors. No participant shall be required or permitted to make contributions.

  Eligibility - Employees become eligible for participation in the Conwell Plan as of the first entry date, as defined, concurrent with or next following the employees' completion of 1,000 hours of service.

  Benefits and vesting - Participants are entitled to vested benefits upon attainment of normal or early retirement age, disability, or other termination of employment, whether voluntary or involuntary. Participants' beneficiaries are entitled to benefits if the participant was vested at the time of death. Participants' benefits from company contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service, as defined by the Conwell Plan.

  Participants' accounts - A separate account is maintained for each participant. If no restrictions apply, the participant's account is adjusted annually for the participant's allocable share of employer contributions, earnings on employer contributions, plan forfeitures, realized and unrealized gains and losses, and any amounts distributed to the participant or participant's beneficiary from such account. Allocation of employer  contributions  and  plan  forfeitures  are  based  on annual compensation. Conwell Plan earnings are allocated based on participants' account balances.

  Administration  -  The  Conwell  Plan  is  administered  by   a
  committee  appointed  by  the  Board  of  Directors  of   FFEX.
  Administrative expenses not paid by the Employer are paid by the Conwell Plan.

  Tax status - The United States Treasury Department has advised that the Conwell Plan constitutes a qualified trust under
  Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. Employer contributions and plan earnings are not includable in the participant's taxable income until such amounts are distributed to the participant or to the participant's beneficiary.

2.Summary of significant accounting policies
   ------------------------------------------
  Basis  of accounting - The financial statements of the  Conwell
  Plan are under the accrual method of accounting.

  Accounting estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the Conwell Plan Committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

  Valuation  of  investments - Investment in FFEX  Common  Stock, consisting  of 95,387 and 103,920 shares at December  31,  1999 and 1998, respectively, is valued at the quoted market price on the last day of the year.

3.Net unrealized (depreciation) in market value of investments
  ------------------------------------------------------------
  The 1999, 1998 and 1997 net unrealized depreciation in market value of investments was determined as follows:

                                  For the Year Ended December 31,
                                 ------------------------------------
                                   1999           1998        1997
                                   -----          -----       -----
  Investment at market          $ 369,625      $ 818,370   $1,013,670

  Investment at cost             (587,227)      (605,479)    (678,495)
                                 --------       --------     --------
  Unrealized (depreciation)
  appreciation at end of year    (217,602)       212,891      335,175

  Unrealized depreciation at
       beginning of year         (212,891)      (335,175)    (351,670)
                                 --------       --------     --------
  Net unrealized depreciation
       in market value of
       investments
       during the year          $(430,493)     $(122,284)  $  (16,495)
                                 ========       ========     ========

4.Trust Agreement
   ----------------
  As  of  December 31, 1999  pursuant to a trust agreement, Chase
  Bank  of  Texas, N.A. held all investment assets of the Conwell
  Plan and executed all transactions therein.


5.Subsequent Event
   ----------------
  On January 1, 2000, the Conwell Plan was merged into the Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Savings Plan"). The transfer of net assets was credited to separate  participant  accounts  of  the  Savings  Plan  as  of
  January 1, 2000 in amounts equal to their balances as previously carried in the accounts of the Conwell Plan. No employer contributions were made to the Conwell Plan during the year and no future employer contributions will be made.



            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
            ----------------------------------------


The Administrative Committee of the Conwell Corporation
     Employee Stock Ownership Plan:


We have audited the accompanying statements of net assets available for plan benefits of the Conwell Corporation Employee Stock Ownership Plan (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Conwell Corporation Employee Stock Ownership Plan, as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on the following pages are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules on the following pages have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the foregoing basic financial statements taken as a whole.



/s/ Waters, Wright & Associates, RLLP
-------------------------------------
July 12, 2000







                     ADDITIONAL INFORMATION



                       CONWELL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN
               ITEM 27a - SCHEDULE OF ASSETS HELD
                     FOR INVESTMENT PURPOSES

                        December 31, 1999


(a)   (b) Identity         (c) Description     (d) Cost    (e) Current
          of Issue           of Investment                      Value
      ----------------     ------------------    -------      --------
      Chase Bank of        Money Market Fund     $ 14,366     $ 14,366
       Texas, NA

  *   FFEX                 95,387 shares
                              Common Stock of
                              Frozen Food Express
                              Industries,
                              Inc.               $587,227     $369,625


*  Party-in-interest to the plan.





                       CONWELL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN

         ITEM 27a - SCHEDULE OF ASSETS ACQUIRED AND SOLD

                        December 31, 1999


(a)            (b)                      (c)         (d)
Identity of    Description of
Issue          Investment                  Cost        Proceeds
-------------  -----------------------    --------     --------
   FFEX        *6,480 shares
                      Common Stock         $61,271     $51,030



* These  are  total  shares  sold  within  the  plan  year,   not
  necessarily just those shares acquired and disposed within the plan year.

  All other investment assets which were both acquired and disposed of during the plan year were interests issued by money market funds. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.




                       CONWELL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN

         ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

             Years Ended December 31, 1999 and 1998


                                            Purchases
                                        ------------------
Identity of Party                      Shares/             Market
Involved                 Description    Units      Cost     Value
-------------------      -----------    -------    -----    ------
1999
----
 None                       N/A           N/A       N/A       N/A

1998
----
 FFEX                       N/A           N/A       N/A       N/A